EXHIBIT 23.01




                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Commercial Credit Company:


We consent to the incorporation by reference in this registration statement of our report dated January 17, 1995 which appears in the 1994 Annual Report on Form 10-K of Commercial Credit Company incorporated herein by reference, and to the reference to our firm under the heading "Experts", in this registration statement. Our report on the December 31, 1994 consolidated financial statements and schedules refers to changes in the Company's method of accounting for certain investments in debt and equity securities in 1994, methods of accounting for postretirement benefits other than pensions and accounting for postemployment benefits in 1993, and method of accounting for income taxes in 1992.

                                                  /s/ KPMG PEAT MARWICK LLP


New York, New York
January 4, 1996